Exhibit 3.78

EXHIBIT A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MAINE RESIDENTIAL NOMINEE SERVICES, LLC
A MANAGER MANAGED

MAINE LIMITED LIABILITY COMPANY
Dated as of February 15, 2007

E.I.N. 75-3064874

     This Amended and Restated Operating Agreement is dated as of February 15, 2007, by and between National Residential Nominee Services Inc., a Delaware corporation, with a principal place of business located at 601 Riverside Avenue, Jacksonville, FL 32204 (the “Manager”), as the sole Manager; and Investment Property Exchange Services, Inc., a California corporation, with a principal place of business located at 50 California Street, Suite 3550, San Francisco, CA 94111 (“IPEX”), as the member (the “Member”).
     The parties hereto, being duly sworn, certify and agree as follows:
ARTICLE I
Formation and Name
     This limited liability company (the “Company”) was formed pursuant to the provisions of the Act. The business and affairs of the Company shall be conducted under the name “Maine Residential Nominee Services, LLC” or such other name or names as may be designated by the Manager.
ARTICLE II
Principal Place of Business, Agent for Service of Process
     The principal place of business of the Company is 601 Riverside Avenue, Jacksonville, FL 32204. The principal place of business and other places of business may be designated by the Manager. The records required to be maintained pursuant to the Act shall be initially maintained at the principal office of the Company, and the initial resident agent of the Company in the State of Maine for service of process shall be CT Corporation System, One Portland Square, Portland, Maine 04101.
ARTICLE III
Purposes
Section 3.1
     The purposes of the Company are to take, hold and transfer title to residential real estate, and to engage in such lawful business or activities which may be necessary or incidental to the foregoing; and in general to carry on any business activity permitted and to exercise all the powers and rights granted a limited liability company organized under the Act.
Section 3.2 Powers
     In furtherance of the above purposes, the Company shall have the following powers:
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Amended & Restated Operating Agreement
February 15, 2007

     A. to acquire property, real or personal, in fee or under lease, or any rights therein or appurtenant thereto, necessary or convenient for the business and operations of the Company;
     B. to enter into, perform and carry out contracts of any kind, including contracts with Affiliates, necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company;
     C. to borrow money and to issue evidence of indebtedness and to secure the same by mortgage, pledge or other lien on any assets of the Company, in furtherance of any and all of the purposes of the Company;
     D. to repay in whole or in part, refinance, recast, increase, modify or extend any mortgages affecting the Company’s property, and in connection therewith to execute any extensions, renewals, modifications of any such mortgages;
     E. to guaranty obligations of Affiliates upon terms and conditions determined by the Manager;
     F. to invest and reinvest the assets of the Company in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of securities of all types and descriptions and any other interests in business ventures; and
     G. to carry on any other activities necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as such activities may be lawfully carried on or performed by a limited liability company under the Act and other applicable laws of the State.
     Except as expressly provided herein, no Member shall have any authority to act for, or assume any obligations or responsibility on behalf of, any other Member or the Company.
ARTICLE IV
Term
     The Company shall commence on the date of the filing of the Articles of Organization with the Office of the Secretary of State of the State of Maine and shall continue thereafter until terminated by operation of law or in accordance with the provisions of this Agreement.
ARTICLE V
Capital Contributions
Section 5.1 Original Capital Contributions
     The Member contributed to the capital of the Company the aggregate amount of cash and other property set forth in Exhibit A attached hereto.
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Amended & Restated Operating Agreement
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Section 5.2 Additional Contributions
     Capital Contributions in addition to those referred to in Section 5.1 above may be made from time to time when, as and if it is determined by the Member or Members that additional Capital Contributions are necessary or desirable to accomplish the purposes of the Company.
Section 5.3 Interest on Capital Contributions
     No interest shall be paid upon Capital Contributions.
Section 5.4 Withdrawal of Capital
     No Member shall have the right to withdraw any capital contributed to the Company except as specifically provided herein.
Section 5.5 Liability of Member
     Notwithstanding anything to the contrary elsewhere contained herein, and except as otherwise specifically provided herein or in the Act, no Member shall be liable for Company obligations in an amount in excess of its aggregate Capital Contributions to the Company, including any additional Capital Contributions if and to the extent the same become due and payable under Section 5.2.
Section 5.6 Property Other Than Cash
     No Member shall have the right to demand or receive property other than cash in return for its Capital Contribution, and except as its interest may appear in the accounts of the Company, no Member shall have priority over any other Member, either as to contributions of capital or as to compensation by way of income.
Section 5.7 Capital Accounts
     An individual Capital Account shall be established and maintained for each Member, including any additional or substituted Member who shall hereafter receive an interest in the Company. The original Capital Account established for each such substituted Member shall be in the same amount as, and shall replace, the Capital Account of the Member which such substituted Member succeeds, and, for the purposes of this Agreement, such substituted Member shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Member which such substituted Member succeeds. The Capital Account of each Member shall be (i) credited with (a) the amount of cash such Member has contributed to the Company plus (b) the fair market value of any property such Member has contributed to the Company net of any liabilities assumed by the Company or to which such property is subject plus (c) the amount of profits or gain of the Company allocated to such Member, and (ii) charged with (a) the amount of losses and
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deductions of the Company allocated to such Member, (b) the amount of all cash distributed by the Company to such Member, (c) the fair market value of any property distributed by the Company to such Member net of any liabilities assumed by the Company or to which such property is subject and (d) such Member’s share of any other expenditures of the Company which are not deductible by the Company for Federal income tax purposes or which are not allowable as additions to the basis of the Company property and shall be (iii) subject to other adjustments as may be required under the Code. The term “substituted Member,” as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the profits, losses and distributions of the Company by reason of such Person succeeding to the interest in the Company of a Member by assignment of all or any part of a Member’s interest in the Company. To the extent a substituted Member receives less than 100% of the interest in the Company of a Member it succeeds, the original Capital Account of such substituted Member and its Capital Contribution shall be in proportion to the interest it receives and the Capital Account of the Member who retains a partial interest in the Company and its Capital Contribution shall continue, and not be replaced, in proportion to the interest it retains. Any special basis adjustments resulting from an election by the Company pursuant to Section 754 of the Code shall not be taken into account for any purpose in establishing and maintaining Capital Accounts for the Members pursuant to this Section 4.3. Nothing in this section shall affect the limitation on the transferability of Company interests set forth in Article VII, Article VIII or Section 13.1 of this Agreement.
ARTICLE VI
Additional Members
     The Manager is authorized to admit additional Members to the Company, at such times, and upon such terms and conditions, as it may determine.
ARTICLE VII
Loans
Section 7.1 Company Borrowings
     If, at any time or from time to time, the Manager determines that additional funds are required to carry on the business of the Company in the manner contemplated hereunder, the Company may, in lieu of or in addition to obtaining funds from any other source, borrow such funds upon terms and conditions it may determine.
Section 7.2 Operating Loans
     In lieu of or in addition to making additional Capital Contributions pursuant to Section 5.2 hereof, or borrowing funds pursuant to Section 7.1 hereof, each Member may advance or cause to be advanced to the Company funds. Such
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Amended & Restated Operating Agreement
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advances (herein called “Operating Loans”) shall be deemed to be loans rather than Capital Contributions and shall bear interest at a rate determined by the Manager. Operating Loans shall be evidenced by promissory notes of the Company (“Operating Notes”) and shall be repaid in the manner and at the times specified in Sections 11.2 and 12.1. If the Members so determine, and subject to the approval, if required, of any lenders or governmental authorities having jurisdiction over any Property, such notes may be secured by a lien on all real or personal property owned by the Company or on the beneficial interest therein (or so much thereof as is then owned by the Company), evidenced by a security instrument (which may be, among other types, a mortgage or collateral assignment of beneficial interest) in appropriate form with respect to the law of the jurisdiction in which such property is located, subject to liens, if any, of mortgages granted by the Company or to which such property was subject when acquired by the Company, and to any other lien theretofore granted by the Company. Such security instrument shall also contain provisions requiring its subordination by its holder, to the extent of the cost of improvements reasonably necessary to accomplish the purposes set forth in Article III hereof, to any lien thereafter granted by the Company or its successors in title to a recognized bank, savings and loan association or other lending institution.
Section 7.3 Benefit
     The undertakings of the Members in Section 5.2 and this Article VII are made for the benefit of the Members and the Company and shall not inure to the benefit of any creditor of the Company other than a Member.
ARTICLE VIII
Rights, Duties and Powers
Section 8.1 Rights and Responsibilities of Manager
     The Manager shall be solely responsible for the management of the Company business with all rights and powers generally conferred by law or necessary, advisable or consistent in connection therewith. All decisions with respect to the management and control of the Company which are made by the Manager as aforesaid shall be binding on the Company and all Members.
Section 8.2 Duties and Powers of Manager
     The Manager has full and sole authority to cause the Company to exercise the powers conferred on the Company in Article III. The Manager shall use reasonable efforts to carry out the purposes, business and objectives of the Company referred to in Article III, and shall devote to the Company business such time and effort as shall be reasonably required for the proper conduct of the business of the Company. Anything in this Agreement to the contrary notwithstanding, all Persons dealing with the Company may rely upon the authority of the Manager to execute, for and in behalf of the Company, any contract or other document pertaining to the
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

business of the Company and every contract deed, mortgage, lease and other instrument executed by the Manager shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof the execution and delivery of such instruments were duly authorized by the Manager in accordance with Section 8.1 of this Agreement. No Member (except a Member who is also a Manager and then only in its capacity as a Manager) shall be entitled to bind the Company. The Manager is authorized and empowered to designate and appoint any officers, agents and/or attorneys-in-fact to act for any one or more purposes for and in behalf of the Company, and any Person dealing with the Company may rely upon the efficacy of any such designation, appointment or power of attorney authorizing any such officer, agent or attorney-in-fact to act for and in behalf of the Company to the same extent as if the action so authorized had been taken by the Manager of the Company for and in behalf of the Company. Every contract, deed, mortgage, lease and other instrument executed by the Manager or by any such officer, agent and/or attorney-in-fact so designated by the Manager shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of delivery thereof (i) the Company was in existence, (ii) the Manager or such officer, agent or attorney-in-fact was duly authorized to execute such instrument and (iii) this Agreement had not been terminated, canceled or amended in any manner so as to restrict such authority.
Section 8.3 Prohibited Acts and Limitations
     Nothing contained in this Article VIII shall be construed as giving the Manager the power or right to possess Company property for other than a Company purpose nor to do any act prohibited by the terms of any statutes, ordinances, regulations or agreements applicable to the Company. All powers and rights of the Manager shall always be subject to the foregoing so long as the same continue in force and to be applicable to this Company as aforesaid.
Section 8.4 Compensation of Manager
     The Manager shall be entitled to such salary and other compensation for its services to the Company as may be Approved by the Members from time to time. Such salaries or other compensation, if any, shall be deducted as an expense of the Company in determining the Cash Flow of the Company to be distributed pursuant to Section 11.2 hereof.
Section 8.5 Indemnity of Manager
     The Manager shall be entitled to indemnity from the Company for any liability arising out of any act performed by it within the scope conferred upon it by this Agreement, provided that the Manager acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its Members. Any indemnity under this Section 8.5 shall be provided out of and to
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Amended & Restated Operating Agreement
February 15, 2007

the extent of Company assets only, and no Member shall have any personal liability on account thereof.
Section 8.6 Activities of Members
     The Members (except a Member who is also a Manager and then only in its capacity as a Manager) shall take no part in, nor interfere in any manner with, the conduct or control of the Company business, and shall have no right or authority to act for or bind the Company.
ARTICLE IX
Independent Ventures — Self-Dealing Provisions
Section 9.1 Competition
     Any of the Members, including any Manager, may engage in or possess an interest in other business ventures of any and every nature and description. Neither the Company nor the other Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income, gain or profits derived therefrom.
Section 9.2 Self-Dealing
     The fact that a Member, including any Manager, or its stockholders, officers, or directors as the case may be, is employed by, or is directly or indirectly interested in or connected with, any person, firm, or corporation employed by the Company to render or perform a service, or to whom or which the Company shall convey any property or lease any space, or from whom or which the Company shall acquire any property or lease any space, shall not prohibit the Manager from contracting with or otherwise dealing with him or it. Neither the Company nor any of the other Members, as such, shall have any rights by virtue of this Agreement in or to any income or profits derived therefrom.
ARTICLE X
Profits and Losses
Section 10.1 Basic Ratio
     Except as provided in Section 10.3, the Profits and Losses of the Company shall be allocated among the Members in proportion to their Percentage Interests, as set forth in Exhibit A attached hereto and made a part hereof.
     The term “Profits and Losses” as used in this Agreement shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Company and computed in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv). Profits and losses for Federal income tax
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Amended & Restated Operating Agreement
February 15, 2007

purposes shall be allocated in the same manner as Profits and Losses for purposes of this Article X, except as provided in Section 10.3(B).
Section 10.2 Individual Items
     Except as otherwise specifically provided herein, whenever a proportionate part of the Company’s Profits or Losses is credited or charged to a Member’s capital account, each item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses, or applicable to the period during which such Profits or Losses were realized, shall be considered credited or charged, as the case may be, to such account in the same proportion.
Section 10.3 Special Tax Provisions
     A. Section 704 of the Code and the Regulations issued thereunder, including but not limited to the provisions of such regulations addressing qualified income offset provisions, minimum gain chargeback requirements, partner nonrecourse debt minimum gain chargeback provisions and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt, are hereby incorporated by reference into this Agreement.
     B. Income, gain, loss and deduction with respect to Company property which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-(b) and its basis computed for Federal income tax purposes shall be shared among Members so as to take account of the variation in a manner consistent with the principles of Section 704(c) of the Code and Treasury Regulation Section 1.704-3.
ARTICLE XI
Cash Flow of the Company
Section 11.1 Cash Flow
     The term “Cash Flow” of the Company for a particular fiscal year shall include all Profits from the operation of the Company for such fiscal year except Profits for such fiscal year arising from the sale or other disposition of all or a substantial part of the assets of the Company, and shall be determined by adjusting such Profits as follows:
     (a) Items described in Section 705(a)(l)(B) of the Code shall be included in Cash Flow. Items described in Section 705(a)(2)(B) of the Code shall be considered a deduction in calculating Cash Flow;
     (b) Depreciation of buildings, improvements and personal property shall not be considered as a deduction;
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Amended & Restated Operating Agreement
February 15, 2007

     (c) Amortization of financing fees, organizational expenses or similar items (for federal income tax purposes) shall not be considered as a deduction;
     (d) Principal payments on all mortgage loans, conditional sales contracts and other secured obligations (other than Operating Loans) shall be considered a deduction;
     (e) If the Manager so determines, a reasonable reserve shall be deducted to provide for replacements, improvements, capital improvements or any other contingency of the Company;
     (f) Any amounts paid by the Company for capital expenditures or replacements (and not withdrawn from a reserve fund established for such purpose) shall be considered as a deduction;
     (g) Amounts required to maintain reasonable working capital shall be considered a deduction;
     (h) Capital Contributions to the Company, the proceeds of any mortgage refinancing, the proceeds of any sale, exchange, eminent domain taking, damage or destruction by fire or other casualty, whether insured or uninsured, or other disposition of all or a substantial part of the assets of the Company (or of the assets of any partnership, joint venture or other comparable entity of which the Company is a member or of the interest of the Company in any such entity) shall not be included in Cash Flow of the Company and payments made from such sources of funds shall be excluded in determining Cash Flow of the Company; and
     (i) Any other receipts from the operations of the Company not properly includable in Profits and Losses of the Company and any amounts released from reserve accounts and available for distribution shall be included in Cash Flow of the Company.
Section 11.2 Cash Flow Distributions
     The Cash Flow of the Company shall be determined for each fiscal year. The Manager shall make periodic (and in no event less frequent than annual) distributions to the Members of the Cash Flow of the Company in the manner and amounts hereinafter provided:
     First, to repay principal and interest on outstanding Operating Loans; and
     Second, to the Members in accordance with their respective Percentage Interests in the Company.
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Amended & Restated Operating Agreement
February 15, 2007

Section 11.3 Allocations and Distributions
     (a) In the event that there are at any time more than one class of Members, Profits and Losses of the Company allocated to and distributions made to the Members in each class shall be allocated to each of them in the ratio which the Percentage Interest of such Member bears to the aggregate Percentage Interests of all of the Members in such class.
     (b) All Profits, Losses and distributions to the Members shall be credited or charged, as the case may be, to their Capital Accounts as of the date at which Profits and Losses are determined.
     (c) Except as may be otherwise expressly provided to the contrary in this Agreement, the Members’ Capital Accounts shall be maintained, both for book purposes and for federal income tax purposes in the manner provided in Treasury Regulations 1.704-I(b) (the “Regulations”) and profits and losses and items thereof for book purposes, and all items of income, deduction, gain, loss or credit for Federal income tax purposes shall be allocated among the Members in a manner consistent with the Regulations, so that the allocations provided in this Agreement may, to the extent possible, have “substantial economic effect” within the meaning of the Regulations.
ARTICLE XII
Section 12.1 Other Distributions and Payments
     All cash available from the cash proceeds resulting from the refinancing of any mortgage on, or the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all or a substantial part of the assets of the Company, or from the liquidation of the assets of the Company following a dissolution of the Company, and, subject to the provisions of Article XIII, all cash other than cash distributed pursuant to Section 11.2 hereof which is determined by the Manager to be available for distribution, shall be distributed and applied in the following priority:
          First, to the payment of all debts and Liabilities of the Company then due (or required by any lender or creditor to be repaid on account of the event referred to in this Article XII which makes such cash available) other than loans by a Member to the Company;
          Second, to fund reserves for contingent liabilities to the extent deemed reasonable by the Manager, provided, that at the expiration of such period of time as the Manager shall deem advisable, the balance of such reserves remaining after payment of such contingencies shall be distributed in the manner hereinafter set forth in this Article XII;
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February 15, 2007

     Third, to the payment of principal and interest on outstanding Operating Loans;
     Fourth, the balance of any remaining cash proceeds shall be distributed to the Members in accordance with their respective Percentage Interests in the Company.
ARTICLE XIII
Accounting
Section 13.1 Books and Reporting
     (a) The Manager shall keep or cause to be kept a complete and accurate set of books and supporting documentation of transactions with respect to the conduct of the Company’s business. The books of the Company shall be kept on such basis as may be determined by the Manager and shall at all times be maintained at the principal office of the Company or at such other location as the Manager may determine. Each of the Members and their duly authorized representatives shall have the right to examine the books of the Company and all other records and information concerning the operation of the Property at reasonable times.
     (b) The Manager shall determine and prepare or cause to be prepared a balance sheet, statement of profit and loss, statement of receipts and disbursements including its best estimate of Cash Flow available for distribution to the Members, statement of surplus (or deficit) cash, statement of loans payable and any other statements it deems necessary to comply with the requirements of this Agreement. Said balance sheet and statement of profit and loss shall be prepared in accordance with generally accepted accounting principles applied consistently with prior periods. As a note to the statement of loans payable, there shall be included a schedule of all loans to the Company from Affiliates or any other party, setting forth the Section of this Agreement under which such debt was incurred, and the purpose for which such loan was applied by the Company. Such schedule shall demonstrate that loans have been made, used, carried on the books of the Company (and repaid, if applicable) in accordance with the provisions of this Agreement. The Manager shall promptly upon preparation or receipt of such balance sheet and statements and in any event within 105 days after the end of each fiscal year, transmit to all Members a copy thereof. The Manager shall cause the Auditors to prepare the federal and state income tax returns of the Company and the Manager shall use reasonable efforts to cause such Auditors to prepare such tax returns within 105 days after the end of such fiscal year. The Manager shall cause such tax returns to be filed on a timely basis and shall promptly after the filing thereof transmit to all the Members a copy of such tax returns.
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Amended & Restated Operating Agreement
February 15, 2007

Such reports and estimates shall clearly indicate the methods under which they were prepared, and shall be made at the expense of the Company.
Section 13.2 Bank Accounts
     The bank accounts of the Company shall be maintained in such banking institutions as the Manager shall determine, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Manager shall determine.
Section 13.3 Special Basis Adjustments
     In the event of a transfer of all or any part of the interest of any Member (including a transfer by reason of death), the Company shall elect pursuant to Sections 734, 743 and 754 of the Code (or corresponding provisions of succeeding law) and pursuant to similar provisions of applicable state or local income tax laws, to adjust the basis of the assets of the Company. Notwithstanding anything to the contrary contained in this Agreement, any such adjustments shall affect only the successor in interest to the transferring Member. Each Member will furnish the Company with all information necessary to give effect to such election.
Section 13.4 Fiscal Year
     The fiscal year of the Company shall be the calendar year.
ARTICLE XIV
Withdrawal of Manager: New Managers
Section 14.1 Voluntary Withdrawal
     Except as provided in the Act, no Manager shall have the right to withdraw or retire voluntarily from the Company or sell, assign or encumber its partnership interest without the consent of all Members.
Section 14.2 Election to Continue
     In the event of the Retirement of any Manager, the remaining Managers, if any, and any successor Manager, and those Members representing not less than 51% in interest of all Members, may elect to continue the business of the Company employing its assets and name, all as contemplated by the Act. Within ten (10) days after the occurrence of such Retirement, the remaining Managers, if any, shall notify the Members thereof.
Section 14.3 Successor Manager
     (a) Upon the occurrence of any Retirement referred to in Section 14.2, the remaining Managers, if any, may designate a Person to become a
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successor Manager to the Manager as to whom such event shall have occurred. Any Person so designated, subject to the Approval of the Members, shall become a successor Manager upon its written agreement to be bound by the provisions of this Agreement.
     (b) If any Retirement referred to in Section 14.2 shall occur at a time when there is no remaining Manager and no successor becomes a successor Manager pursuant to the preceding provisions of this Section 14.3, then 51 % or more in interest of the Members shall have the right, to designate a Person to become a successor Manager upon its written agreement to be bound by the provisions of the Agreement.
     (c) If the Members elect to reconstitute the Company pursuant to this Section 14.3 and admit a successor Manager pursuant to this Section 14.3, the relationship of the parties in the reconstituted Company shall be governed by this Agreement.
Section 14.4 Interest of Predecessor Manager
     No assignee or transferee of all or any part of the interest as a Manager of a Manager shall have the right to become a Manager and any such assignee or transferee shall have only such rights as are afforded to such Person as a matter of law; without limiting the generality of the foregoing no such assignee or transferee shall have any rights to vote or consent with respect to any transactions involving the Company; provided, however, that in the event of the withdrawal of a Manager under circumstances not constituting any violation of the terms or provisions of this Agreement, such Manager or its legal representatives, estate or distributees shall have the right to become a Member, with all the rights of a Member hereunder, in which case this Agreement shall be amended accordingly.
Section 14.5 Designation of New Manners
     The Manager may, with the consent of all Members, at any time designate new Managers with such interest as a Manager in the Company as the Managers may specify.
     Any new Manager shall as a condition of receiving any interest in the Company agree to be bound by the provisions of this Agreement to the same extent and on the same terms as any other Manager.
Section 14.6 Approval of Certain Events
     Each Member hereby consents to and authorizes any admission or substitution of a Manager or any other transaction, including, without limitation, the continuation of the Company business, which has been authorized by the requisite percentage of Members under the provisions of this Agreement and hereby
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ratifies and confirms each amendment of this Agreement necessary or appropriate to give effect to any such transaction.
ARTICLE XV
Transfer of Member Interests
Section 15.1 Right to Assign
     Except by operation of law, or by bequest, no Member shall have the right to assign its Member Interest in the Company, or in the capital, assets or property of the Company, or enter into any agreement as a result of which any Person shall become interested with it in the Company, without the written consent of the Manager, which may be given or withheld in the sole discretion of the Manager.
Section 15.2 Restrictions
     (a) No sale or exchange of the interest of any Person as Member in the Company shall be made if such sale or exchange would violate Section 17.1.
     (b) In no event shall all or any part of a Member’s Interest in the Company be assigned or transferred to a minor or to an incompetent (other than to a member of a Member’s Immediate Family by reason of death).
     (c) The Manager may require as a condition of any assignment of any interest in the Company, that the assignor (i) assume all costs incurred by the Company in connection therewith, and (ii) furnish it with an opinion of counsel satisfactory to counsel to the Company that such sale, transfer, exchange or other disposition complies with applicable Federal and state securities laws.
     (d) Any assignment in contravention of any of the provisions of Section 15.1 or this Section 15.2 shall be void and ineffectual and shall not bind, or be recognized by, the Company.
Section 15.3 Substitute Members
     Any Substitute Member shall, as a condition of receiving any interest in the Company assets, agree to be bound (to the same extent as his assignor was bound) by the provisions of this Agreement.
Section 15.4 Assignees
     An assignee of a Member who does not become a Substitute Member in accordance with Section 15.3 shall, if such assignment is in compliance with the terms of this Agreement, have the right to receive the same share of profits, losses and distributions of the Company to which the assigning Member would have been entitled if no such assignment had been made by such Member.
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February 15, 2007

     Any Member who shall assign all its interest in the Company shall cease to be a Member of the Company, and shall no longer have any rights or privileges or obligations of a Member except that, unless and until the assignee of such Member is admitted to the Company as a Substitute Member in accordance with Section 15.3, said assigning Member shall retain the statutory rights and be subject to the statutory obligations of an assignor limited partner under the Act as well as the obligation to make the Capital Contributions attributable to the interest in question, if any portion thereof remains unpaid.
     In the event of any assignment of a Member’s interest as a Member, there shall be filed with the Company a duly executed and acknowledged counterpart of the instrument making such assignment; such instrument must evidence the written acceptance of the assignee to all the terms and provisions of this Agreement; and if such an instrument is not so filed, the Company need not recognize any such assignment for any purpose.
     An assignee of a Member’s interest as a Member who does not become a Substitute Member as provided in Section 15.3 and who desires to make a further assignment of its interest shall be subject to the provisions of this Article XV to the same extent and in the same manner as any Member desiring to make an assignment of its interest.
ARTICLE XVI
Termination and liquidation
Section 16.1 Events Causing Termination
     The Company shall be terminated and its affairs wound up on the first to occur of the following:
     (a) the Retirement of a Manager unless the business of the Company is continued as provided in Article XIV; or
     (b) the election to dissolve the Company made in writing by all the Members; or
     (c) the sale or other disposition of all or a substantial part of the assets of the Company; or
     (d) any other act or event causing a dissolution under the Act.
Section 16.2 Distributions Upon Termination
     Unless the business of the Company is continued, upon the termination and dissolution of the Company, the Managers, or if there are none, such other Person required by law to wind up the Company’s affairs, shall proceed with the liquidation of the Company (including cancellation of the Certificate), and the net proceeds of
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Amended & Restated Operating Agreement
February 15, 2007

such liquidation shall be applied and distributed in accordance with the Capital Account balances of the Members.
Section 16.3 Distributions in Kind
     If it becomes necessary to make a distribution of Company property in kind, due to the economic impracticability of liquidating the assets of the Company, such property shall be transferred and conveyed to the Members and their Assignees so as to vest in each of them as a tenant-in-common an undivided interest in the whole of said property equal to its interest had there been a distribution of net cash proceeds made in accordance with Section 16.2.
Section 16.4 Period for Orderly Liquidation
     A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Managers to minimize losses attendant upon a liquidation.
Section 16.5 Records of Liquidation
     Each of the Members shall be furnished with a statement prepared by the Company’s then accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon the consummation of the transactions contemplated in this Article XVI, the Manager shall execute, acknowledge and cause to be filed a writing to cancel the Certificate of Organization of the Company.
Section 16.6 Liability of Manager
     The Manager shall not be personally liable for any distributions to the Members, or any portion thereof, including a return of invested capital, all such distributions to be made solely from Company assets.
ARTICLE XVII
General
Section 17.1 Restrictions on Transfer
     (a) Notwithstanding any other provision of this Agreement, except as otherwise provided in this Section 17. 1, no sale or exchange of any Member’s interest in the Company may be made if the interest sought to be sold or exchanged, when added to the total of all other interests in the Company sold or exchanged within the period of twelve consecutive months prior to the proposed date of sale or exchange, would result in the termination of the Company under Section 708 of the Code.
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Amended & Restated Operating Agreement
February 15, 2007

     (b) Any sale, exchange or other transfer in contravention of any of the provisions of this Section 17.1 shall be void and ineffective, and shall not bind or be recognized by the Company.
Section 17.2 Notices
     (a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests to be sent to a Member or to any assignee of the interest of a Member hereunder pursuant hereto shall be deemed to have been properly given or served by depositing the same in the United States mail, addressed to such Member, prepaid, and registered or certified with return receipt requested, at the address set forth in Exhibit A attached hereto and made a part hereof.
     (b) All notices, demands and requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof.
     (c) By giving to the other parties at least thirty (30) days’ written notice thereof, the Members and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
     (d) No transferee of any interest by any Member shall be entitled to receive a notice independent of the notice sent to the Member making such transfer. A notice sent or made to a Member shall be deemed to have been sent and made to all transferees, if any, of such Member.
     (e) All payments to be made pursuant hereto to any Member shall be made at the address set forth herein for such Member. All such payments shall be effective upon receipt.
Section 17.3 Obligations and Rights of Transferees
     Any Person who acquires in any manner whatsoever any interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereto to have agreed to be subject to and bound by the same obligations under this Agreement that the predecessor in interest of such Person was subject to or bound by. However, no assignee of an interest in the Company shall be entitled to be admitted as a Member unless and until it has
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

accepted and adopted in writing the terms and provisions of this Agreement to the same extent and on the same terms as the present Members.
Section 17.4 Governing Law
     This Agreement and the rights and obligations of the Members hereunder shall be governed by and construed in accordance with the Act, as amended, and other applicable laws of the State.
Section 17.5 Entire Agreement and Amendments
     This Agreement contains the entire agreement between the parties hereto relative to the formation and operations of the Company and, except as otherwise specifically provided herein, may be modified or amended only by a written document consented to by all Members.
Section 17.6 Separability of Provisions; Rights and Remedies; Arbitration
     (a) Each provision of this Agreement shall be considered separable and (i) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (ii) if for any reason any provision or provisions herein would cause the Members to be bound by the obligations of the Company under the laws of the State as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.
     (b) Each of the parties hereto irrevocably waives during the term of the Company any right that such party may have to maintain any action for partition with respect to the property of the Company.
     (c) The rights and remedies of any of the parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the parties confirms that damages at law may be an inadequate remedy for breach or threat of breach of any provisions hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other parties for a breach or threat of breach of any provisions hereof, it being the intention by this paragraph to make clear that under this Agreement the respective rights and obligations of the Members shall be enforceable in equity as well as at law or otherwise.
     (d) In any instance in which any matter is to be determined by Arbitration under the provisions of this Agreement, such matter shall be
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

submitted to arbitration in the manner provided under the Commercial Arbitration Rules of the American Arbitration Association then in effect; such arbitration shall be conducted before one arbitrator, chosen in accordance with such rules in Augusta, Maine, and shall be binding on all parties to the dispute; judgment on the award of such arbitrator may be rendered by any court having jurisdiction of such parties and the subject matter. Insofar as any action is required to be taken by the Members in respect of any such arbitration, such action may be taken by the vote or written consent of at least 51% in interest of the Members.
Section 17.7 Benefits and Obligations
     Subject to the provisions of Articles XIV and XV hereof, this Agreement shall be binding upon and inure to the benefit of the undersigned Members and their respect heirs, executors, legal representatives, successors and assigns. Any Person succeeding to the interest of a Member shall succeed to all of such Member’s rights, interests and obligations hereunder subject to and with the benefit of all terms and conditions of this Agreement.
Section 17.8 Word Meanings
     The words such as “herein,” “hereinafter,” “hereof and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa unless the context otherwise requires. Any references to “Sections” or “Articles” are to Sections or Articles of this Agreement, unless reference is expressly made to a different document. References herein to a specified percentage “in interest” of the Members shall mean Members whose Percentage Interests in the Company equal such percentage of the aggregate Percentage Interests of all Members in the Company.
Section 17.9 Counterparts
     The Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the Managers.
ARTICLE XVIII
Definitions
     Unless the context specifically requires otherwise, capitalized terms used in this Agreement and not otherwise defined shall have the meanings specified below:
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

     “Act” means the Maine Limited Liability Companies Act as adopted by the State of Maine, Title 31, Chapter 13 et seq., as amended from time to time.
     “Affiliate” (whether capitalized or not) means any (i) Member, (ii) member of the Immediate Family of any Member, (iii) legal representative of any Person referred to in the preceding clauses (i) or (ii), (iv) trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii), (v) Entity of which a majority of the voting interest is owned by any one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) Person who owns common stock of any corporate Member, or (vii) Person who is an officer, director, trustee, employee, stockholder or partner of any Entity or Person referred to in the preceding clauses (v) and (vi). The term “Affiliated with” shall mean related to in one or more of the foregoing ways.
     “Agreement” means this Operating Agreement, as the same may be amended from time to time.
     “Approved by the Members” means approved or consented to in writing by 70% in interest of the Members and “Approval of the Members” means a writing evidencing such approval or consent. When applied to such a particular class of Member, such terms shall mean approved by 70% in interest of such class. In any instance under this Agreement in which the consent or approval of a Member to any proposed action is required, such consent or approval shall be deemed to have been given unless written objection to such proposed action, stating with particularity grounds therefor, is sent by such objecting Member to the other Members within thirty (30) days after receipt of a written request for such consent or approval.
     “Arbitration” shall have the meaning set forth in Section 17.6(d).
     “Assignee” means the recipient of an Assignment of a Company Interest.
     “Assignor” means the assignor of a Company Interest.
     “Assignment” means, with respect to a Company Interest or part thereof, any offer, sale, assignment, transfer, hypothecation, pledge, gift or any other disposition, whether voluntary or by operation of law.
     “Auditors” means a firm of independent certified public accountants selected by the Manager to perform certain services on behalf of the Company.
     “Capital Account” means the capital account established for each Member under Section 5.7.
     “Capital Contribution” means the amount of cash and the agreed value of property contributed to the Company by a Member.
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

     “Capital Transaction” means any transaction the proceeds of which are not includable in determining Cash Flow, including, without implied limitation, the sale, refinancing or other disposition of all or substantially all of the assets of the Company, but excluding loans to the Company (other than a refinancing of the Mortgage Loan) and contributions of capital to the Company by the Members.
     “Cash Flow” shall have the meaning set forth in Article XI.
     “Certificate” means the Articles of Organization, as filed with the Secretary of State of the State of Maine as of the date first written above, as amended from time to time hereafter in accordance with the terms hereof and the Act.
     “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent laws.
     “Company” means the limited liability company formed in accordance with the Certificate and this Agreement, as said limited liability company may from time to time be constituted.
     “Company Interest” or “Interest” means the interest of each of the Members in and to the capital, Profits and Losses, Cash Flow and Sale-Refinancing Proceeds of the Company.
     “Designated Prime Rate” means the annual rate of interest which is at all times equal to the lesser of (i) the Prime Rate plus 2%, calculations of interest to be made on a daily basis and on the basis of a 360 day year and (ii) the maximum rate permitted by law; the term “Prime Rate” in this sentence means the rate as periodically published in The Wall Street Journal.
     “Entity” means any general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, association or other business entity.
     “Event of Bankruptcy” or “Bankruptcy” as the context may require, means as to a specified Person:
     (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of his or its property, or ordering the winding-up or liquidation of his or its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

     (b) the commencement by such Person of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by him or it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of such Person or for any substantial part of his property, or the making by him or it of any assignment for the benefit of creditors, or the failure of such Person generally to pay his or its debts as such debts become due, or the taking off of action by such Person in furtherance of any of the foregoing.
     “Immediate Family” means with respect to any person, his spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law anti grandchildren-in-law.
     “Manager” or “Managers” means any or all of the Persons designated as Managers in this Agreement or any Person who becomes a Manager as provided in this Agreement, in each such person’s capacity as such, and if there is only one Manager at any time, such term shall refer to the sole Manager alone.
     “Member” or “Members” means any Person designated herein as a Member (including, without limitation, any Manager in its capacity as a Member) or any Person admitted to the Company as a Substitute Member in such Person’s capacity as a Member of the Company.
     “Member Interest” means the interest in the Company held by each Member in its capacity as a Member.
     “Operating Loan” means a loan by a Member to the Company pursuant to Article VII and shall be evidenced by an “Operating Note.”
     “Percentage Interest” means the interest of a Member in the Profits and Losses of the Company set forth in Exhibit A as the same may be adjusted from time to time in accordance with the provisions of this Agreement.
     “Person” means any individual or Entity and the heirs, executors, administrators, successors and assigns of such Person where the context so admits.
     “Profits and Losses” means the net profits and losses of the Company as determined for purposes of Section 704(b) of Code.
     “Property” means the real and personal property owned by the Company and by each other partnership in which the Company is a partner.
     “Residual Interest” means the Residual Interest of each Member set forth opposite its name in Exhibit A hereto, subject to adjustment in accordance with the provisions of this Agreement.
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

     “Retirement” (including the verb form Retire and the adjective form Retired) means as to a Manager, and shall be deemed to have occurred automatically upon, the occurrence of death, adjudication of insanity or incompetence, resignation, expulsion, Bankruptcy, dissolution or voluntary or involuntary withdrawal from the Company for any reason. Involuntary withdrawal shall occur whenever a Manager may no longer continue as a Manager by law, and shall also be deemed to have occurred when a Manager, by reason of illness or other mental or physical disability, shall have been unable to perform his obligations hereunder for a period of twelve months. A voluntary withdrawal of a Manager shall be deemed to have occurred thirty days after such Manager shall be given written notice to all Members of his intention to so withdraw; notwithstanding the foregoing, in no event shall any Manager have any right to withdraw voluntarily as such except as expressly permitted by this Agreement; in addition, a voluntary withdrawal shall also be deemed to have occurred upon the occurrence of any act constituting the withdrawal of a Manager as a matter of law (other than an involuntary withdrawal as described above).
     “Sale-Refinancing Proceeds” means the net cash proceeds distributable under Article XII hereof.
     “State” means the State of Maine.
     “Successor Manager” means the Assignee of a Manager Interest who is admitted to the Company as a Manager.
     “Substitute Member” means the Assignee of a Member Interest who is admitted to the Company as a Member.
     IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement of Maine Residential Nominee Services, LLC under seal as of the day, month and year first above written.

MEMBER: INVESTMENT PROPERTY EXCHANGE SERVICES, INC.
By:	/s/ Radah Butler
Radah Butler
President

Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

MANAGER: NATIONAL RESIDENTIAL NOMINEE SERVICES INC.
By:	/s/ Todd C. Johnson
Todd C. Johnson
Senior Vice President and Secretary

Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

EXHIBIT A
MEMBER AS OF THE DATE OF THIS AGREEMENT
of
Maine Residential Nominee Services, LLC

			Percentage
			Interest &
		Capital	Residual
Name	Address	Contribution	Interest
Investment Property Exchange Services, Inc.	50 California Street	$1,000.00	100%
	Suite 3550
	San Francisco, CA 94111
Maine Residential Nominee Services, LLC
Amended & Restated Operating Agreement
February 15, 2007

i